Exhibit 99.1

IGEN International, Inc.

16020 Industrial Drive, Gaithersburg, Maryland  20877 USA
Phone:  (301) 869-9800,  Fax:  (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACTS:
George Migausky                    Jonathan Fassberg (investors)
IGEN International                 The Trout Group
(301) 869-9800, ext. 2013          (212) 477-9007, ext. 16

Paul Caminiti or Andrew Cole (media)
Citigate Sard Verbinnen
(212) 687-8080



 APPELLATE COURT AFFIRMS IGEN'S RIGHT TO TERMINATE ROCHE LICENSE TO ORIGEN(R)
                                   TECHNOLOGY
                    ----------------------------------------
                  IGEN HAS NOTIFIED ROCHE LICENSE IS TERMINATED
                     --------------------------------------
    IGEN TO HOST A CONFERENCE CALL ON JULY 10, 2003 TO DISCUSS COURT DECISION

GAITHERSBURG, MD, July 9, 2003 -- IGEN International, Inc. (Nasdaq: IGEN) announced today that the U.S. Court of Appeals for the Fourth Circuit has affirmed IGEN's right to terminate its license agreement with Roche Diagnostics, a division of F. Hoffman-LaRoche (OTC Bulletin Board: RHHBY). IGEN has notified Roche that the license agreement has terminated. The Court of Appeals also affirmed IGEN's right to certain improvements developed by Roche under the license agreement, including Roche's Elecsys(R) diagnostics product line.

"This is a great day for IGEN and all of its shareholders," said Samuel J. Wohlstadter, IGEN's Chairman and Chief Executive Officer. "Our most important objective in this litigation has always been to terminate our license agreement with Roche and to get our technology back. We believe this decision, which returns the technology together with improvements, frees the Company to secure maximum value from our technology in all diagnostic markets, including hospitals, blood banks and clinical reference laboratories. We have now terminated Roche's license and commenced action to prevent Roche from further selling Elecsys products."

In addition, the Court of Appeals reversed the portion of the judgment that held Roche liable for unfair competition, thus vacating the $400 million punitive damage award against Roche. The ruling also reversed $86.8 million in compensatory damages and left intact IGEN's right to over $18 million in compensatory damages for unpaid royalties, out-of-field-sales and withholding of improvements.

Termination of the license agreement ends Roche's rights under the license from IGEN to manufacture, market, and sell ORIGEN-based products, including its Elecsys 1010 and 2010 instruments and assays. In addition, Roche is no longer licensed to sell the Elecsys E170 product line, which has been integrated into Roche's MODULAR ANALYTICS system. This system couples together Roche's clinical chemistry systems with the Elecsys E170 immunoassay systems and a series of other modules. In addition, IGEN will receive specified rights to certain improvements relating to the Elecsys product line, as well as to certain other improvements licensed, owned or developed by Roche, including PCR, a nucleic acid amplification technology.

Further commenting on the Court's decision, Wohlstadter said, "This is what we have been waiting for. Although we are disappointed that the Court of Appeals reversed the unfair competition ruling, we have won the critical victory that opens numerous avenues for commercial growth and success in multiple diagnostic markets. IGEN is positioned to generate significant value for shareholders in clinical diagnostic markets worldwide, both directly and through potential business arrangements with third parties."

Also today, IGEN filed patent infringement lawsuits against Roche in the United States and Germany to ensure that Roche ceases any further sales of products that incorporate IGEN's ORIGEN technology. IGEN filed an action in the U.S.
District Court for the District of Maryland seeking a finding that Roche is infringing IGEN's ORIGEN patents, as well as a preliminary and permanent injunction against Roche's further infringement of those patents. A similar lawsuit was simultaneously filed in Germany.

IGEN will host a conference call tomorrow, July 10, 2003, at 7:30 a.m. EDT to discuss the Appellate Court decision. To participate in the call, dial 1-800-883-9624 (United States) or 1-212-346-6473 (international) ten minutes before the starting time. A replay will be available for 48 hours after the call at 1-800-633-8284 and 1-402-977-9140 (international). The reservation number is 21154923. Both the live call and the replay will be webcast at http://www.igen.com.

IGEN develops and markets biological detection systems based on its proprietary ORIGEN technology, which provides a unique combination of sensitivity, reliability, speed and flexibility. ORIGEN-based systems are used in a wide variety of applications, including clinical diagnostics, pharmaceutical research and development, life science research, biodefense testing and testing for food safety and quality control. These systems are marketed globally by IGEN and its licensees and/or distributors. IGEN is based in Gaithersburg, Maryland with offices in San Diego, California and Witney, England. IGEN and ORIGEN are registered trademarks of IGEN International, Inc. More information about the company can be found at http://www.igen.com .

This press release contains forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. All statements that are not statements of historical fact are forward-looking statements. The words "may," "should," "will," "expect," "could," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions have been used to identify certain of the forward-looking statements in this press release. We have based these forward-looking statements on management's current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions which could cause actual results to differ materially from those described in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the outcome of the Roche litigation and our relationship with Roche Diagnostics GmbH; our ability to develop and introduce new or enhanced products; our ability to enter into new collaborations on favorable terms, if at all; our ability to expand the commercialization of existing products; our ability to develop our selling, marketing and distribution capabilities; our and our licensees' ability to obtain FDA and other governmental approvals for our and their clinical testing products; the ability of our licensees to effectively develop and market products based on the technology we license to them; domestic and foreign governmental and public policy changes, particularly related to health care costs, that may affect new investments and purchases made by customers; availability of financing and financial resources in the amounts, at the times and on the terms required to support our future business; rapid technological developments in each of our markets and our ability to respond to those changes in a timely, cost-effective manner; protection and validity of patent and other intellectual property rights; and changes in general economic, business and industry conditions. These and other risk factors are discussed in IGEN's annual report on Form 10-K for the year ended March 31, 2003, filed with the Securities and Exchange Commission
(SEC) and available at the Investor Relations section of IGEN's web site at www.igen.com or the SEC's web site at www.sec.gov. IGEN disclaims any intent or obligation to update any forward looking statements.

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